Exhibit 99.4

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Sealy Newmarket General Partnership

Shreveport, Louisiana

We have audited the accompanying consolidated statements of operations, partners’ capital, and cash flows of Sealy Newmarket General Partnership (the “Partnership”) for the year then ended December 31, 2011. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Partnership for the year then ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 6 to the consolidated financial statements, the Partnership has suffered a significant decline in operating cash flow from operations and recurring net losses. In addition, the Partnership’s sole operating asset was foreclosed during the year ended December 31, 2013. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 7 and above, the Partnership’s sole operating asset was foreclosed during the year ended December 31, 2013. Due to this foreclosure, the results of operations and cash flows resulting from the foreclosed assets have been presented as discontinued operations for the year ended December 31, 2011.

/s/ Frazier & Deeter, LLC

March 14, 2014

Atlanta, Georgia

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 (UNAUDITED) AND 2012 (UNAUDITED)

ASSETS
	2013	2012
	(UNAUDITED)	(UNAUDITED)
PROPERTY AND EQUIPMENT
Buildings and improvements	$—	$36,640,265
Land	—	6,286,507
Tenant improvements	—	2,359,003

Total property and equipment, at cost	—	45,285,775
Less accumulated depreciation	—	6,629,128

Total property and equipment, net	—	38,656,647

CASH AND CASH EQUIVALENTS	553,775	482,182

RESTRICTED CASH	—	6,406,939

OTHER ASSETS
Acquired intangible assets, net	—	419,806
Deferred rent receivable	—	458,288
Deferred financing costs, net of accumulated amortization of $125,758 for 2012	—	116,075
Prepaid expenses and other assets	9,535	36,234
Tenant rent receivable	—	22,448
Due from related parties	5,400	39,100
Deferred leasing costs, net of accumulated amortization of $317,750 for 2012	—	291,161

Total other assets	14,935	1,383,112

TOTAL ASSETS	$568,710	$46,928,880

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Note payable	$392,388	$37,000,000
Accrued interest payable	—	9,099,095
Accounts payable and accrued expenses	171,702	57,010
Unearned revenues	—	110,471
Tenant security deposits	—	108,049
Acquired intangible obligations, net	—	305

Total liabilities	$564,090	$46,374,930

PARTNERS’ CAPITAL	$4,620	$553,950

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$568,710	$46,928,880

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

	2013	2012
	(UNAUDITED)	(UNAUDITED)	2011
OPERATING EXPENSES
General and administrative	5,993	9,288	396

Total operating expenses	5,993	9,288	396

OPERATING LOSS	(5,993)	(9,288)	(396)

LOSS FROM DISCONTINUED OPERATIONS
Operating loss from discontinued operations	(18,876,067)	(4,544,988)	(4,402,747)
Gain on foreclosure of the note payable	18,332,730	—	—

Total loss from discontinued operations	(543,337)	(4,544,988)	(4,402,747)

NET LOSS	$(549,330)	$(4,554,276)	$(4,403,143)

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

			WRT TRS
	Sealy Newmarket	WRT-Atlanta,	Management
	Ventures, L.P.	L.L.C.	Corp	Total
BALANCE, DECEMBER 31, 2010	$3,043,637	$6,467,732	$—	$9,511,369
Net Loss	(1,409,006)	(2,994,137)	—	(4,403,143)

BALANCE, DECEMBER 31, 2011	1,634,631	3,473,595	—	5,108,226
Net Loss (UNAUDITED)	(1,457,368)	(3,096,908)	—	(4,554,276)

BALANCE, DECEMBER 31, 2012 (UNAUDITED)	177,263	376,687	—	553,950
Transfer of Partnership Interest (UNAUDITED)	—	(16,699)	16,699	—
Net Loss (UNAUDITED)	(175,786)	(359,988)	(13,556)	(549,330)

BALANCE, DECEMBER 31, 2013 (UNAUDITED)	$1,477	$—	$3,143	$4,620

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

	2013	2012
	(UNAUDITED)	(UNAUDITED)	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(549,330)	$(4,554,276)	$(4,403,143)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on the foreclosure of the note payable	(18,332,730)	—	—
Impairment of property and equipment	14,562,200	—	—
Depreciation expense	1,179,099	1,357,440	1,494,515
Amortization of acquired intangibles	61,670	113,650	199,183
Amortization of deferred financing costs	29,022	29,021	29,021
Amortization of deferred leasing costs	194,160	111,605	96,348
(Increase) decrease in:
Restricted cash	(366,875)	(1,048,695)	(1,216,698)
Deferred rent receivable	7,126	59,397	(121,393)
Prepaid expenses and other assets	2,281,313	992	382
Tenant rent receivable	(330,642)	(14,866)	12,168
Due from related parties	33,700	44,944	(70,744)
Deferred leasing costs paid	(236,852)	(9,277)	(180,819)
Increase (decrease) in:
Accrued interest	1,375,257	4,293,454	4,305,474
Accounts payable and accrued expenses	192,913	(321,915)	77,644
Unearned revenues	201,523	(9,978)	(77,083)
Due to related parties	1,600	—	—
Tenant security deposits	11,901	5,000	(34,072)

Net cash provided by operating activities	315,055	56,496	110,783

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(243,462)	(10,902)	(652,445)

Net cash used in investing activities	(243,462)	(10,902)	(652,445)

Change in cash and cash equivalents	71,593	45,594	(541,662)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	482,182	436,588	978,250

CASH AND CASH EQUIVALENTS, END OF YEAR	$553,775	$482,182	$436,588

Cash paid during the year for interest	$—	$—	$18,845

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

1.	ORGANIZATION

Sealy Newmarket General Partnership (“the Partnership”), a Delaware partnership, was organized May 2, 2008 (expires December 31, 2056) by Sealy Newmarket Ventures, L.P. (“Sealy”) and WRT-Atlanta, L.L.C. (“WRT”) (collectively, the “Partners”) to acquire, own, hold, manage, operate, mortgage, pledge, sell, assign, transfer and lease certain commercial properties located in Cobb County, Georgia, (the “Property”).

On May 30, 2013, WRT-Atlanta, L.L.C. transferred its ownership interest to WRT TRS Management Corp. which assumed all obligations of Winthrop under the governing documents of the partnership.

The Partnership acquired the Property on August 20, 2008 and began operations. On December 3, 2013, the property was foreclosed by the bank (see Note 7).

(a)	Profits (Losses) Allocation

Profits and losses are allocated to the Partners in accordance with the terms of the Partnership agreement. Capital contributions of the Partners do not earn preferred returns. Profits are allocated as follows:

(i)	First, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the balance of their Additional Capital Contributions Preferred Return Accounts; and

(ii)	Second, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (i) above, plus the balance of their respective Additional Capital Contribution Accounts; and

(iii)	Third, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (ii) above, plus the balance of their respective Initial Capital Contribution Account Balances; and

(iv)	Fourth, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (iii) above, plus the balance of their respective Initial Capital Contribution Account Balances; and

(v)	Fifth, to the Partners, in proportion to and to the extent of the amounts necessary to cause their Capital Accounts to equal the sum of the amount referred to in tier (iv) to be in the same proportions as their respective Residual Percentages; and

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

1.	ORGANIZATION (CONTINUED)

(vi)	Sixth, any remainder allocated to the Partners in proportion to their respective Residual Percentage Interests.

Losses are allocated to the Partners as follows:

(i)	First, to the Partners in proportion to and to the extent of the amounts necessary to cause the amounts by which such Partners’ Capital Accounts exceed the sum referred to in tier (iv) of the profit allocation shown above to be in the same proportions as their respective Residual Percentages; and

(ii)	Second, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (iv) of the profit allocation shown above; and

(iii)	Third, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (iii) of the profit allocation shown above; and

(iv)	Fourth, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (ii) of the profit allocation shown above; and

(v)	Fifth, to the Partners in proportion to and to the extent of the amounts necessary to reduce each Partners’ Capital Accounts to the sum referred to in tier (i) of the profit allocation shown above; and

(vi)	Sixth, to the Partners in proportion to, and to the extent of the amounts necessary to cause their respective Capital Accounts to equal zero.

(b)	Distribution of cash flows

The Partnership’s distributable cash, as defined, shall be distributed as follows:

(i)	First, to the Partners in proportion to their respective Additional Capital Contributions Account balances until such balances are reduced to zero; and

(ii)	Second, to the Partners in proportion to their respective Initial Capital Preferred Return Account balances until their respective Additional Capital Preferred Return Account balances are reduced to zero; and

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

1.	ORGANIZATION (CONTINUED)

(iii)	Third, any balance to the Partners in proportion to their respective Residual Percentage.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation – The Partnership has adopted Financial Accounting Standards Board (FASB) Codification (Codification). The Codification is the single official source of authoritative accounting principles generally accepted in the United States of America (U.S. GAAP) recognized by the FASB to be applied by nongovernmental entities and all of the Codification’s content carries the same level of authority.

The Partnership presents its consolidated financial statements on the going concern basis of accounting which contemplates realization of assets and satisfaction of liabilities in the normal course of business (see Note 6).

The Partnership’s consolidated financial statements include its accounts and the accounts of Sealy Newmarket, L.P., which holds the Property, and Sealy Newmarket General Partner, L.P. All intercompany profits, balances and transactions are eliminated in consolidation.

Use of estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Property and equipment - Property and equipment, including property improvements are recorded at cost. Major renewals and purchases of equipment are capitalized. Repairs and maintenance are charged to operations as incurred.

Property and equipment are depreciated over their estimated useful lives using the straight-line method. Estimated useful lives are 5 to 39 years for buildings and improvements, and 15 years for land improvements. Depreciation of tenant improvements is computed using the straight-line method over the life of the respective lease. Depreciation expense for the years ended December 31, 2013, 2012 and 2011 was $1,179,099, $1,357,440, and $1,494,515, respectively.

Deferred financing costs - Deferred financing costs are related to the Partnership’s note payable. Financing costs are amortized, as a component of interest expense, over the term of the loan using a method that approximates the effective-interest method.

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Deferred leasing costs – Deferred leasing costs are related to commissions paid for certain tenant leases. Leasing costs are capitalized and amortized over the life of the respective tenant lease.

Accounting for intangible assets and liabilities - Accounting guidance for acquisitions of a business prior to revised guidance effective for the first annual reporting period beginning on or after December 15, 2008, required that upon acquisition, the purchase price is to be allocated to the components of the acquisition based on the Partnership’s estimates and assumptions of each component’s fair value. These estimates and assumptions impact the amount of costs allocated between components. They also impact depreciation expense and gains or losses recorded on future sales of property. First, the Partnership determines the value of the physical property including land, buildings, and improvements utilizing an “as-if vacant” methodology. Factors considered by management in their analysis of the “as-if vacant” value include lost rentals at market rates during an expected lease-up period and costs to execute similar leases including incremental tenant improvements, leasing commissions, and other related expenses. The Partnership also considers information obtained about the property as a result of its pre-acquisition due diligence.

The balance of the purchase price is allocated to tenant improvements and acquired intangible assets or liabilities. Tenant improvements represent the tangible assets associated with the acquired leases and are valued at estimated fair market value on the acquisition date considering the remaining lease terms. They are classified as a component of property and equipment on the consolidated financial statements and are depreciated over the remaining lease terms. Expiration dates of acquired non-cancellable leases extend to 2018. Acquired intangible assets and liabilities relate to the value of acquiring a property with existing in-place operating leases and come in three forms: (i) acquired lease origination values, (ii) acquired above and below market in place leases, and (iii) acquired tenant relationships.

Acquired lease origination values are costs the Partnership estimates, based on terms generally experienced in the local market, it would incur to execute leases with terms similar to the remaining lease terms of the in-place leases, including commissions and other related expenses. They are recorded as a component of acquired intangible assets in the accompanying consolidated financial statements and are amortized over the remaining terms of the respective non-cancellable leases.

Acquired above and below market in place leases are recorded based on the present value (using a discount rate that reflects the risks associated with the property acquired and the respective tenants) of the difference between (i) the contractual amount to be paid pursuant to the in place lease and (ii) management’s estimate of the fair market lease rate for a comparable in place lease on the acquisition date, measured over a period equal to the

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

remaining non-cancellable term of the lease. Above market in place leases are classified as a component of acquired intangible assets in the accompanying consolidated financial statements and are amortized as a reduction of rental income over the remaining terms of the respective leases. Below market in place leases are classified as a component of acquired intangible liabilities in the accompanying consolidated financial statements and are amortized as an increase to rental income over the remaining terms of the respective leases.

Revenue recognition - Minimum rent revenue is recognized on a straight-line basis over the term of the lease agreements regardless of when payments are due. Differences between rents billed in accordance with the lease terms and the minimum rent revenue recognized on a straight-line basis are reported as deferred rent receivable in the consolidated accompanying financial statements. Tenant reimbursements are accrued as revenue in the same period the related expenses are incurred by the Partnership. For the years ended December 31, 2013, 2012, and 2011 the Partnership incurred $2,410, $10,902, and $18,389 of costs related to tenant improvements on behalf of a tenant, which are reimbursable to the Partnership per the terms of the lease agreement. These direct tenant costs are presented as a component of repairs and maintenance and tenant reimbursement revenue on the accompanying consolidated statements of operations.

Income taxes - No federal or state income taxes are payable by the Partnership, and none have been provided for in the accompanying consolidated financial statements. The Partners are to include their respective shares of Partnership income or losses, determined on an income tax basis, in their individual tax returns. The Partnership’s tax return and the amount of allocable Partnership profits or losses are subject to examination by federal and state taxing authorities. If such examinations result in changes to Partnership profits or losses, then the tax liability of the Partners would be changed accordingly.

The Partnership recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Tax years that remain subject to examination by major tax jurisdictions date back to the year ended December 31, 2010. Federal and state income tax positions taken or anticipated to be taken in the income tax returns are attributable to the Partners and not to the entity. As of December 31, 2013, there are no known items which would result in a material accrual attributable to uncertain tax positions.

Impairment of long-lived assets and long-lived assets to be disposed of - The Partnership reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The company recorded an impairment of $14,562,200 during 2013 (see Note 7).

3.	RELATED PARTY TRANSACTIONS

The Partnership has entered into a management agreement with a property management company related to Sealy, and will pay a monthly management fee of 3.5% of gross receipts from the Property less any third-party management fees, 50% of all late payments and returned checks collected, and an accounting fee of $2,025 per month. Management fees paid to related parties for the years ended December 31, 2013, 2012 and 2011 were $86,612, $97,354, and $104,399, respectively. The management agreement also states that the related party may receive leasing commissions of 3.00% to 6.75%. Leasing commissions paid to the related party for the years ended December 31, 2013, 2012 and 2011 were $32,701, $9,276, and $34,570, respectively. All employees are currently employed by Sealy Operating Company III, Inc., a related party, and the Partnership periodically reimburses the management company for the salaries of the onsite staff. The Partnership also reimburses Sealy & Company, L.L.C., a related party, for miscellaneous postage, copier charges, and bank statement fees incurred.

During the years ended December 31, 2013, 2012, and 2011, the Partnership paid $0, $0, and $22,500, respectively, on behalf of Sealy Acquisitions, LLC, a related party, for costs incurred related to the loan renegotiation. The remaining related party receivables represent amounts paid by the Partnership on behalf of the Partners for tax preparation and annual registration fees that are expected to be reimbursed at some time in the future. No interest is due and there are no set repayment terms on any of the related party receivables. All amounts are expected to be collected.

4.	NOTE PAYABLE

On August 20, 2008, in connection with the acquisition of the Property, the Partnership assumed a $37,000,000 note payable (the “Note”) from the seller. The Note bears interest at a fixed rate of 6.12% per annum and matures on November 10, 2016, at which time any unpaid principal and interest were due. From December 2006 until November 2011, monthly

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

4.	NOTE PAYABLE (CONTINUED)

interest only payments were due. From December 2011 until the maturity date, monthly principal and interest payments of $224,696 were due. The Note was collateralized by the Property, an assignment of rents and leases, all deposits held by lender, all account receivables and personal guarantees from two affiliates of Sealy. The Note was foreclosed on December 3, 2013 (see Note 7).

Upon closing of the loan, the seller was required to set aside certain amounts of the loan proceeds into escrow accounts to pay future costs such as insurance, repairs, taxes and leasing commissions. These escrow accounts were transferred to the Partnership upon assumption of the loan. The Partnership was required to make monthly payments into these escrow accounts to pay future costs such as insurance, repairs, taxes and leasing commissions. The balances in these escrow accounts were transferred to the bank upon foreclosure.

Since the Note was in default, the Note was subject to the default interest rate as described in the Note of 5.00% per annum in addition to the fixed rate of 6.12% per annum, for a total of 11.12% per annum. Late fees were charged equal to 5.00% of the payment amount due.

5.	CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank deposits, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

6.	GOING CONCERN

The Partnership has a history of recurring losses and negative cash flows from operating activities. During the year ended December 31, 2013, the sole operating asset of the Partnership was foreclosed (see Note 7). The Partnership is currently evaluating its options regarding future operations and funding sources. No assurance can be given that the Partnership will continue in its current form and structure or whether additional debt and/or equity can be raised and if available it will be on terms acceptable to the Partnership. Collectively, these factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Partnership be unable to restructure the debt and continue in existence as a going concern.

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

7.	DISCONTINUED OPERATIONS

The historical operating results and gains (losses) from the disposition of certain assets, including operating properties sold, are required to be reflected in a separate section (“discontinued operations”) in the consolidated statements of operations for all periods presented. As a result, the revenues and expenses of Sealy Newmarket, L.P. are included in loss from discontinued operations in the accompanying consolidated statements of operations for all periods presented.

On December 3, 2013, the property was foreclosed by the bank. Thus, the partnership recorded a gain on the foreclosure of the note payable of $18,332,730 and a loss on the impairment of property and equipment of $14,562,200. The gain on the foreclosure of the note payable was based on the fair value of the property and equipment of $24,675,000, which was based on the sales price of the property sold by the bank, less the note payable of $37,000,000, accrued interest payable of $10,474,352, offset by restricted cash of $4,466,622 transferred to the bank. The loss on the foreclosure of the property and equipment was based on the fair value of the property and equipment of $24,675,000, less The net book value of the property and equipment of $37,766,993, net book value of intangible assets of $1,216,567, and net unearned revenue and uncollected tenant receivables of $253,640.

See accompanying notes to the consolidated financial statements

SEALY NEWMARKET GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 2013 (UNAUDITED), 2012 (UNAUDITED), AND 2011

7.	DISCONTINUED OPERATIONS (CONTINUED)

The following table shows the revenues and expenses of the above-described discontinued operations.

	2013	2012
	(UNAUDITED)	(UNAUDITED)	2011
REVENUES
Minimum rent	$2,200,323	$2,305,484	$2,628,897
Tenant Reimbursements	295,475	302,387	379,433

Total revenues	$2,495,798	$2,607,871	$3,008,330

OPERATING EXPENSES
Impairment of property and equipment	14,562,200
Depreciation and amortization	1,318,168	1,502,975	1,648,561
Repairs and maintenance	529,328	549,622	644,250
Property taxes	307,529	323,182	336,181
General and administrative	538,413	289,371	244,540
Management fees	86,612	97,354	104,399
Bad Debt	—	—	22,648
Insurance	74,398	74,157	75,722

Total operating expenses	17,416,648	2,836,661	3,076,301

OPERATING INCOME (LOSS)	(14,920,850)	(228,790)	(67,971)

OTHER INCOME (EXPENSE)
Gain on the foreclsoure of note payable	18,332,730
Other income	14,372	6,278	18,563
Interest expense	(3,969,589)	(4,322,476)	(4,353,339)

Total other expense	14,377,513	(4,316,198)	(4,334,776)

NET LOSS	$(543,337)	$(4,544,988)	$(4,402,747)

See accompanying notes to the consolidated financial statements